CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2018, relating to the financial statements and financial highlights of Paradigm Funds, comprising Paradigm Value Fund, Paradigm Select Fund, Paradigm Opportunity Fund and Paradigm Micro-Cap Fund for the year ended December 31, 2017, and to the references to our firm under the headings “Financial Highlights” and “Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company

Cohen & Company, Ltd.
Cleveland, Ohio
April 25, 2018